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                                                                   EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Evergreen Media Corporation on Form S-3 of our report dated January 19, 1996 (which contained an explanatory paragraph emphasizing that the financial statements of Pyramid Communications, Inc. were not comparable to the financial statements of its predecessor, KISS Limited Partnership) on the consolidated financial statements of Pyramid Communications, Inc. for the year ended December 31, 1995 appearing in a Current Report on Form 8-K of Evergreen Media Corporation dated June 26, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                     Deloitte & Touche LLP

Boston, Massachusetts
September 16, 1996